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Exhibit 10(vi)

UNFUNDED DEFERRED COMPENSATION PLAN FOR NONEMPLOYEE DIRECTORS

        It is the intent of Valmont Industries, Inc. (VII) to provide a compensation program for its nonemployee directors which will attract and retain highly qualified individuals to serve in this capacity. This program shall be called the "Unfunded Deferred Compensation Plan for Nonemployee Directors" (the "Plan"). "Compensation" shall include retainers and meeting fees for regular or special board meetings and any committee meetings.

        A.    The Plan provides that nonemployee directors shall receive their Compensation and that such Compensation may be received in any combination of the following alternatives:

    1.
    Cash

    2.
    Deferred Cash

        The combination of the two alternatives for each nonemployee director shall equal the aggregate Compensation earned by each nonemployee director.

        B.    The Plan shall be administered by the Compensation Committee (The "Committee") of the Board of Directors. The Committee shall have full power to formulate additional details and regulations for carrying out this Plan and to make such amendments or modifications therein as from time to time they deem proper and in the best interests of the Company, provided that such amendments or modifications shall not affect the obligation of the Company to pay the participants' accounts. Any decision or interpretation adopted by the Committee shall be final and conclusive.

        C.    The Plan Year shall begin January 1 and end December 31 and include Plan Months which shall begin as of the first of each calendar month. The first Plan Year shall begin with the Effective Date of the Plan and end December 31, 1984. The Effective Date of the Plan is January 1, 1984.

        D     (1) Each nonemployee director of VII may elect by written notice to the Company before the Effective Date of the Plan or before each subsequent Plan Year to participate in the Compensation alternative provisions of the Plan. Any combination of the alternatives—Cash and/or Deferred Cash—may be elected provided the aggregate of the alternatives elected equals one hundred percent of the directors' compensation.

        The election shall be effective with the start of the next Plan Year following the election and shall remain in effect until modified by the director. A director may modify his election from time to time with respect to subsequent Plan Years prior to the start of any such Plan Year by submitting a revised election form to the Company. The revised election will be effective with the start of the next Plan Year.

        D     (2) A director elected to the board during a Plan Year may elect by written notice to the Company, before such director's term begins, to participate in the Compensation alternatives for the remainder of that Plan Year, and such election shall apply to all subsequent Plan Years unless modified as provided in paragraph D(1) above. The Company shall supply, as soon as possible after the end of each Plan Year, to each participant an account statement of his/her participation under the Plan. Unless otherwise notified, all notices under this Plan shall be sent in writing to the Company, attention the Secretary. All correspondence to the participants shall be sent to the address which is furnished by each director to the Secretary.

        E.    Each nonemployee director who elects to participate under the Cash Compensation Provision of the Plan shall be paid all or the specified part (percentage) of his/her Compensation for the Plan Year in cash, and such cash payment shall be made prior to the 15th day of the following month.

        F.     Each nonemployee director may elect to have all or a specified part (percentage) of his/her Compensation for the Plan Year deferred as Deferred Cash until the participant ceases to be a director.

        G.    For each director who has made the Deferred Cash election, the Company shall establish a memorandum account and shall credit such account on the first day of each month for that month's retainer fee and all meeting fees earned in the previous month. This plan and the memorandum account are unfunded and any participant is merely a general creditor of the Company.

          1.     Interest shall be credited to each memorandum account on the first day of each Plan month and immediately preceding any distribution.

          2.     Interest shall be calculated using:

            a.     The national prime rate of interest published by the Continental Illinois National Bank and Trust Co. as of the last day of each Plan Month or the date of any distribution.

            b.     The memorandum account balance as of the end of the preceding Plan Month or, if applicable, as of the date of any distribution.

        H.    Distribution of the participant's memorandum account shall be as follows:

          1.     In fifteen equal annual installments on or about January 15th of each year following the year in which the participant ceases to be a director; reaches 70 or dies; or

          2.     In sole discretion of the Committee, in some other number and amounts of annual installments (not to exceed fifteen) within the fifteen year period; or

          3.     In sole discretion of the Committee, in a lump sum on a date within the fifteen year period; or

          4.     A participant may, upon becoming a participant in the Plan, elect to receive payment of deferred amounts (i) in a lump sum at a date certain or (ii) in semi-annual installments over a period elected by the participant commencing at the date certain elected by the participant. Participants in the Plan as of the date of adoption of this amendment may also elect, within sixty (60) days of such adoption, either of the payment alternatives described in this subsection H4.

        Each installment or lump sum payment shall also include amounts earned as interest on the outstanding account balance to the distribution date. The method of distribution approved by the Committee shall be irrevocable.

        I.     If a participant dies prior to payment in full of all amounts due under the Plan, the balance of the amount due shall be payable to the participant's estate in full as soon as possible following death.

        Director

VALMONT INDUSTRIES, INC.

Unfunded Deferred Compensation Plan for Nonemployee Directors

Election Form

To the Secretary of Valmont
Industries, Inc.

        In accordance with the provisions of the Unfunded Deferred Compensation Plan for Nonemployee Directors, I hereby elect to defer            percent of my compensation (retainer plus meeting fees) until I cease to be a director of the Company. The distribution of such deferred cash compensation plus interest earned as provided by the Plan shall be in fifteen annual installments starting on or about January 15th of the year following the year I cease to be a director.

        Note:    In the sole discretion of the Compensation Committee, alternative distributions of deferred compensation may be:

        Distribution in some other number equal annual installments (not to exceed fifteen) starting on or about January 15th of the year following the year on which the participant ceases to be a director; or

        Distribution in lump sum on a date within the fifteen-year period following the year in which the participant ceases to be a director.

        Participant may, upon becoming a participant in the Plan, elect to receive payment of deferred amounts (i) in a lump sum at a date certain or (ii) in semi-annual installments over a period elected by the participant commencing at the date certain elected by the participant. Participants in the Plan as of the date of adoption of this amendment may also elect, within sixty (60) days of such adoption, either of the payment alternatives described in subsection H4.

        Director

        Date

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  Exhibit 10(vi)
UNFUNDED DEFERRED COMPENSATION PLAN FOR NONEMPLOYEE DIRECTORS